Exhibit 10.8

                         PHARMACEUTICAL RESOURCES, INC.
                                  One Ram Ridge
                          Spring Valley, New York 10977


                                                            CONFIDENTIAL

                                                            March 25, 1998


Clal Pharmaceutical Industries Ltd.                   Merck KGaA
Clal House                                            Frankfurter Strasse 250
5, Druyanov Street                                    64271 Darmstadt Germany
Tel Aviv 63143
ISRAEL


Gentlemen:

     This letter agreement sets forth our agreement regarding a possible transaction involving the purchase of shares of common stock, par value $.01 per share (the "Common Stock"), of Pharmaceutical Resources, Inc. (the "Company") owned by Clal Pharmaceutical Industries Ltd. ("Clal"). The Company is in confidential negotiations regarding a possible investment in the Company by Merck KGaA or one of its affiliates (collectively, "Merck"). No agreement between the Company and Merck has been reached. with respect to such transaction (the "Merck Transaction").

     In connection with the possible investment in the Company by Merck, the Company, Merck and Clal agree as follows:

1. Concurrently with, and subject to, the closing (the "Closing") of the transactions contemplated by a definitive stock purchase agreement presently being discussed to be entered into between the Company and Merck regarding an investment by Merck in the Company (the "Purchase Agreement"):

     (a) Clal shall sell to Merck, and Merck shall purchase from Clal, 1,313,272 shares of Common Stock (the "Tranche A Shares"). The per share purchase price for the Tranche A Shares, which shall be payable at the Closing, shall be the greater of (i) $2.00 and (ii) the per share purchase price to be paid by Merck to the Company for the shares of Common Stock to be acquired by Merck at the Closing (such greater price being the "Merck Purchase Price").

     (b) Clal shall sell to Merck,  and Merck shall  purchase  from Clal, at the
     Closing, 500,000 additional shares of Common Stock (the "Tranche B Shares"). The per share purchase price for the Tranche B Shares, which shall be payable at the Closing, shall be the Merck Purchase Price. On the second anniversary of the Closing, Merck shall pay to Clal an amount in respect of each Tranche B Share equal to the excess, if any, of (i) the weighted average price of all trades in the shares of Common Stock on The New York Stock Exchange ("Fair Market Value") during the thirty (30) trading days immediately preceding the second anniversary of the date of the Closing over (ii) the Merck Purchase Price.

     (c) All payments to Clal pursuant to Paragraphs 1 and 2 hereof shall be by wire transfer of immediately available funds or by certified or official bank check.

     (d) Merck hereby acknowledges that (i) all shares of Common Stock purchased by Merck from Clal will be purchased for investment purposes only without a view to the resale or distribution thereof and may not be resold or transferred other than in compliance with all applicable securities laws and (ii) in connection with such purchase, Clal is, subject to Paragraph 2(a) hereof, making no representations or warranties of any nature whatsoever other than that Clal is conveying to Merck good and marketable title to such shares which shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of any liens, claims or other encumbrances, and that such conveyance will not conflict with any agreement, law or obligation applicable to Clal.

2. (a) Subject to Paragraph 7 below, during the period commencing on the Closing and ending three years and five U.S. business days thereafter (the "Post-Closing Period"), Clal shall not, directly or indirectly, sell, assign, pledge, transfer, create or purchase any option or warrant on or with respect to, enter into any transaction shifting a substantial portion of the benefits and burdens of ownership of, or otherwise dispose of (collectively, "Transfer"), or enter into a contract or agreement (whether or not contingent) to Transfer, any of the remaining shares of Common Stock beneficially owned by Clal (the "Tranche C Shares"). Clal further represents and warrants that immediately following the Closing, Clal will beneficially own 500,000 shares of Common Stock, all of which shares are

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

     subject to the put and call  options  described in  Paragraphs  2(b)(i) and
     (ii) below. These 500,000 shares of Common Stock will represent Clal's then entire remaining equity interest in the Company, including the 186,000 shares of Common Stock delivered to Clal pursuant to the Third Amendment to the Stock Purchase Agreement, dated July 28, 1997, between the Company,
     Clal and PRI-Research, Inc., and Clal represents that it holds no unexercised options, warrants or other rights with respect to any Common Stock as of the date hereof.

     (b)(i) During the five U.S. business day period commencing on the last day of the Post-Closing Period, Clal shall have the right to cause Merck (or the Company, if Merck and the Company shall agree) to purchase, and, if Clal so elects, Merck and/or the Company shall purchase, the Tranche C Shares at a price of $2.50 per share.

     (ii) In the event that Clal shall not have exercised the right provided in Paragraph 2(b)(i) hereof, Clal, Merck and/or the Company shall have the right to exercise the option provided in this Paragraph 2(b)(ii), in each case by providing written notice of such exercise to each of the other parties hereto within five U.S. business days following the expiration of the five U.S. business day period referred to in Paragraph 2(b) (i). Upon the exercise of such option:

     (A) Clal shall seek to sell any or all of the Tranche C Shares on The New York Stock Exchange for a period of ninety trading days beginning on the third trading day following exercise of the option; provided, however, that Clal shall not effect any such sale without the prior consent of Merck and the Company, and Clal shall use its best efforts to effect each sale which Merck and the Company shall direct Clal to effect; and

     (B) within five U.S. business days following the expiration of the 90 trading day period referred to above, Merck and/or the Company shall purchase from Clal all of the Tranche C Shares not sold by Clal during such 90 trading day period (if any), and shall pay to Clal an amount equal to the amount, if any, by which (I) the product of 500,000 multiplied by the Fair Market Value during the 30 trading days immediately preceding the last day of the Post-Closing Period exceeds (II) the aggregate proceeds realized by Clal from sales of Tranche C Shares during the 90 trading day period referred to herein.

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

3. All shares of Common Stock sold by Clal pursuant to this agreement shall be duly authorized, validly issued, fully paid and nonassessable and shall be free and clear from all liens, pledges, claims and other agreements, including warrants, options and voting agreements.

4. Except as otherwise contemplated in Paragraph 1 hereof, and in addition to the restrictions set forth in Paragraph 2(a) hereof, from the date hereof through the occurrence of the first to occur of (i) the termination of this agreement in accordance with Paragraph 7 hereof and (ii) the end of the Post-Closing Period, neither Clal nor any person under Clal's control, shall (w) purchase or otherwise acquire any additional shares of Common Stock, options, warrants or other securities of the Company, (x) Transfer any shares of Common Stock beneficially owned, directly or indirectly, by Clal, (y) enter into any agreement or arrangement with any person or entity (other than the Company) concerning the voting, holding or transferring of any shares of the Company, or initiate, propose or participate in any transaction involving the Company or (z) recommend any person to engage in the activities in (w), (x) or (y) above.

5. Effective upon the Closing: (i) the Stock Purchase Agreement, between the Company and Clal, dated March 25, 1995, as amended (the "Clal Agreement"), shall be terminated in its entirety with no further obligations, liabilities or rights on the part of the parties thereunder, and (ii) the Registration Rights Agreement, between the Company and Clal, dated May 1, 1995, shall be amended hereby and shall provide that Clal shall not be entitled to exercise any of its rights thereunder during the Post-Closing Period. Clal hereby agrees to, notwithstanding any other agreement that it may have with the Company or others, vote all shares of Common Stock which it owns (beneficially and/or of record) in favor of the Merck Transaction (and all related matters) if such Transaction is approved by the Company's Board of Directors. In the event of any conflict between the terms of this agreement and the Clal Agreement, the terms of this agreement shall govern.

6. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby shall in no way affect or modify the obligations of (i) P.R.I. Research, Inc. ("PRI Research") under the Non-Recourse Promissory Note, dated July 28, 1997, (ii) the Company, PRI Research, Clal, C.T.P. Research and Development (1995) Ltd., Clal Pharmaceutical Resources
(1995) Ltd. or Clal Pharmaceutical Resources L.P. under the letter agreement, dated July 28, 1997, with respect to the purchase of interests by PRI Research in the joint venture of the Company and Clal and any and all documents executed in connection therewith, or (iii) the transactions contemplated thereby.


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

7. Each of Clal, the Company and Merck shall have the right to terminate this agreement without further obligation to any of the parties hereto (except for Paragraphs 8, 9, 10 and 11 below) by written notice to the other parties hereto
(i) after March 27, 1998, unless a definitive Purchase Agreement with respect to the Merck Transaction has theretofore been executed by each party thereto, (ii) after July 15, 1998, unless the Closing has theretofore occurred and (iii) after April 3, 1998, unless the board of directors of Merck has theretofore approved the Purchase Agreement.

8. The Company, Merck and Clal agree to keep strictly confidential the contents of this agreement, the fact that discussions between the Company and Merck have occurred, the terms of such discussions and all of the other matters discussed herein, until after such time as the Company has disclosed such matters under applicable securities laws or the rules of the stock exchanges on which the Common Stock is traded; provided, however, that, notwithstanding the foregoing, Clal may disclose such matters at such time, and to such extent, as required under applicable securities laws.

9. All notices hereunder shall be in writing and shall be given:

         (a)      if to the Company,

                  One Ram Ridge Road
                  Spring Valley, New York 10977
                  Attention: Kenneth I.  Sawyer, President
                  Fax number: (914) 425-7922

                  with a copy to,

                  Hertzog, Calamari & Gleason
                  100 Park Avenue
                  New York, New York 10017
                  Attention: Stephen Ollendorff, Esq.
                           and Stephen R.  Connoni, Esq.
                  Fax number: (212) 213-1199

         (b)      if to Merck,

                  Frankfurter Strasse 250
                  64271 Darmstadt Germany
                  Attention: Dr.  Rudi Neirinckx
                  Fax number: (011 49) 6151 72 3435

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

                  with a copy to,

                  Coudert Brothers
                  1114 Avenue of the Americas
                  New York, New York 10036-7703
                  Attention: Edwin S.  Matthews, Jr.
                  Fax number: (212) 626-4120

         (c)      if to Clal,

                  Clal Pharmaceutical Industries Ltd.
                  Clal House
                  5 Druyanov Street
                  Tel Aviv 63143 Israel
                  Attention: Ken Lalo, General Counsel
                  Fax number:  011 972 3629 3633

                  With a copy to,

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention:  David P. Stone, Esq.
                  Fax number:  (212) 310 - 8007

Any notice shall be deemed to have been given, if personally delivered or sent by express commercial courier or delivery service or by telegram, telefax, telefax or facsimile transmission. Any notice given in any other manner shall be deemed given when actually received.

10. This agreement shall be governed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. For the purpose of this letter agreement, "U.S. Business Day" shall mean any day except Saturday, Sunday and any other day on which commercial banks in New York City are authorized by law to close.

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

11. This agreement shall not be amended or (subject to Paragraph 7 above) terminated, and no provision hereof may be waived, except pursuant to a written instrument executed by each of the parties hereto.


                                                  Sincerely,

                                                  PHARMACEUTICAL RESOURCES, INC.


                                                   By: /s/ Kenneth I. Sawyer
                                                      __________________________
                                                      Name:  Kenneth I. Sawyer

                                                      Title: President


ACCEPTED AND AGREED TO:

CLAL PHARMACEUTICAL INDUSTRIES LTD.


By: /s/ Ken Lalo
   --------------------------------
   Name:  Ken Lalo
   Title: General Counsel

DATED:  March 25, 1998


ACCEPTED AND AGREED TO:

MERCK KGaA



By: /s/ Rudi D. Neirinckx
   --------------------------------
   Name:  Rudi D. Neirinckx
   Title: Head New Business, Merck KGaA

DATED: March 25, 1998

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